UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2025

IMAC Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38797	83-0784691
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3401 Mallory Lane, Suite 100 Franklin, Tennessee	37067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (844) 266-4622

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	BACK	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on May 31, 2023, IMAC Holdings, Inc. (the “Company”) received a letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company was not in compliance with the minimum stockholders’ equity requirement of $2.5 million for continued listing on the Nasdaq Capital Market under Listing Rule 5550(b)(1) (the “Equity Rule”), and on July 17, 2024, the Company was notified by Nasdaq that it regained compliance with the minimum stockholders’ equity requirement and was subjected to a one-year “Panel Monitor” as defined by Nasdaq Listing Rule 5815(d)(4)(B). On January 21, 2025, the Company received notice (the “Notice”) from the staff (the “Staff”) of Nasdaq advising the Company that it no longer complies with the Equity Rule. Due to the Panel Monitor, the Company was not eligible to submit a plan to the Staff to request an extension of up to 180 calendar days in which to regain compliance with the Equity Rule, and as a result, the Staff had determined to delist the Company’s securities from Nasdaq. On March 4, 2025, the Company attended a hearing before the Nasdaq Hearings Panel (the “Panel”).

On March 24, 2025 the Company received a letter from Nasdaq stating that the Panel had determined to deny the Company’s request to continue its listing on Nasdaq and that the Company’s common stock will be suspended at the open of trading on March 26, 2025. We expect Nasdaq will complete the delisting by filing a Notification of Removal from Listing on Form 25 with the Securities and Exchange Commission (the “SEC”).

The Company intends to apply to have its common stock traded on the OTCQB. There is no guarantee that such application will be approved or when. If the Company is not able to list such securities on another approved national securities exchange or over-the-counter market, we could face significant material adverse consequences, including: (i) a limited availability of market quotations for the common stock; (ii) reduced liquidity for the common stock; and (iii) a decreased ability to issue additional securities or obtain additional financing in the future.

As a result of the suspension in trading and expected delisting, and unless and until the Company’s common stock is approved for trading on the OTCQB or any other exchange, the Company expects that its common stock will trade publicly on the OTC Pink Market under its existing symbols “BACK” beginning on March 26, 2025.

The OTC Pink Market is a significantly more limited market than Nasdaq, and quotation on the OTC Pink Market will likely result in a less liquid market for existing and potential holders of the Company’s common stock to trade such securities and could further depress the trading price of the common stock. The Company can provide no assurance that its common stock will continue to trade on this market, whether broker-dealers will continue to provide public quotes of its common stock on this market, or whether the trading volume of its common stock will be sufficient to provide for an efficient trading market for existing and potential holders of its common stock.

The transition of the Company’s common stock and warrants to the OTC Pink Market and to the OTCQB is not expected to affect the Company’s business operations or its reporting requirements under the rules of the SEC.

Forward-Looking Statements

This document and the exhibits contain forward-looking statements within the meaning of Section 21E of the Exchange Act of 1934, as amended, which are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this Current Report due to certain risks and uncertainties.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements set forth in reports filed with the SEC, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and its annual report on Form 10-K/A, such as statements regarding changes in economic conditions and the impact of competition. Undue reliance should not be placed on any forward-looking statement contained herein. These statements reflect the Company’s position as of the date of this Current Report. The Company expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in the Company’s expectations or any change of events, conditions, or circumstances on which any such statement is based.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 25, 2025

IMAC HOLDINGS, INC.

By:	/s/ Sheri Gardzina
Name:	Sheri Gardzina
Title:	Chief Financial Officer